Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIQ MICRO, INC.

Ambiq Micro, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The original name of this corporation was “Cubiq Microchip, Inc.” and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 20, 2010.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Corporation’s Amended and Restated Certificate of Incorporation as follows:

Paragraph A of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 847,983,712 shares, 500,000,000 shares of which shall be Common Stock (the “Common Stock”) and 347,983,712 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.000001 per share and the Common Stock shall have a par value of $0.000001 per share.”

Paragraph C of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“C. 5,045,368 of the authorized shares of Preferred Stock are hereby designated “Series Seed Preferred Stock” (the “Series Seed Preferred”), 8,276,659 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 18,990,249 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 43,181,403 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), 39,656,811 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”), 29,019,153 of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”), 74,840,147 of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” (the “Series F Preferred” and collectively with the Series F-1 Preferred (as defined below), the “Series F/F-1 Preferred”), 23,906,231 of the authorized shares of Preferred Stock are hereby designated “Series F-1 Preferred Stock” (the “Series F-1 Preferred”), and 105,067,691 of the authorized shares of Preferred Stock are designated “Series G Preferred Stock” (the “Series G Preferred” and collectively with the Series Seed Preferred, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred, the “Series Preferred”).”

THIRD: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Accordingly, said proposed Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Ambiq Micro, Inc. has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 20th day of May, 2024.

AMBIQ MICRO, INC.

By:	/s/ Fumihide Esaka
Fumihide Esaka,
Chief Executive Officer

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